AMENDED AND RESTATED CERTIFICATE OF TRUST

                                       OF

                                   SIMMS FUNDS

         This Certificate of Trust is being executed as of September 30, 1998 for the purpose of amending and restating the Certificate of Trust filed with the Secretary of State of the State of Delaware on July 1, 1998 pursuant to the Delaware Business Trust Act, 12 Del. C. ss.ss. 3801 et seq. (the "Act").

         The undersigned hereby certifies as follows:

         1. Name.  The name of the business trust is The Simms Funds
            (the "Trust").

         2. Registered Office. The address of the Trust's registered office in the State of Delaware is 1201 North Market Street, P.O. Box 1347, Wilmington, Delaware 19899-1347.

         3. Registered Agent. The name of the Trust's registered agent at the above listed address is Delaware Corporation Organizers, Inc.

         4. Effective. This Amended and Restated Certificate of Trust shall be effective immediately upon filing in the office of the Secretary of State of the State of Delaware.

         5. Series  Trust.  Notice is hereby given that pursuant to Section 3804 of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only and not against the assets of the Trust generally. The Trust is, or will become prior to or within 180 days following the first issuance of shares of beneficial interests therein, a registered investment company under the Investment Company Act of 1940, as amended.




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         IN WITNESS WHEREOF, the undersigned,  being a trustee of the Trust, has duly executed this Amended and Restated Certificate of Trust as of the day and year first above written.
                                    TRUSTEE:


                                    /s/ Arthur O. Poltrack
                                    ----------------------
                                         Arthur O. Poltrack